Exhibit 10.362

THE CHARLES SCHWAB CORPORATION

DIRECTORS’ DEFERRED COMPENSATION PLAN II

(Effective December 9, 2004)
(Amended and Restated December 12, 2007)
(Amended and Restated October 23, 2008)
(Amended and Restated April 24, 2013)

i

THE CHARLES SCHWAB CORPORATION
DIRECTORS’ DEFERRED COMPENSATION PLAN II

Article I. Purpose

1.1        Establishment of the Plan. Effective as of December 9, 2004, The Charles Schwab Corporation (hereinafter, the “Company”) established The Charles Schwab Corporation Directors’ Deferred Compensation Plan II (the “Plan”), as set forth in this document. This Plan shall apply to cash compensation that is earned, deferred and accrued by eligible Participants after December 31, 2004. This Plan is adopted by the Committee pursuant to its authority under the Company’s Stock Incentive Plan to prescribe procedures for Directors to elect to receive cash retainer payments and/or meeting fees from the Company in the form of Nonqualified Stock Options and Restricted Stock Units, among other awards, to be issued under the Stock Incentive Plan.

1.2         Purpose of the Plan. The Plan permits Directors to defer the payment of directors’ fees that they may earn. The opportunity to elect such deferrals is provided in order to help the Company attract and retain outside directors. This Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for its outside directors. It is intended to be exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan also is intended to meet the requirements of section 409A of the Internal Revenue Code of 1986 and is to be construed in accordance with that section and any regulatory guidance issued thereunder.

Article II. Definitions

2.1        Definitions. The following definitions are in addition to any other definitions set forth elsewhere in the Plan. Whenever used in the Plan, the capitalized terms in this Section shall have the meanings set forth below unless otherwise required by the context in which they are used:

(a)	“Administrator” means the administrator described in Section 3.1 that is selected by the Committee to assist in the administration of the Plan.

(b)	“Beneficiary” means a person entitled to receive any benefit payments that remain to be paid after a Participant’s death, as determined under Section 6.3.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Company” means The Charles Schwab Corporation, a Delaware corporation.

(f)	“Committee” means the Compensation Committee of the Board.

(g)	“Deferral Account” means the account representing deferrals of cash compensation, plus investment adjustments, as described in Sections 5.5 and 5.6.

(h)
“Director” means each member of the Board who is not an employee of the Company or any of its subsidiaries. The term “Director” shall also include each member of the board of directors of any subsidiary of the Company who is not an employee of the Company or any of its subsidiaries, but only if the Committee has approved participation in the Plan for such subsidiary’s non-employee directors.

(i)
“Disability” means a condition such that an individual is “disabled” within the meaning of section 409A of the Code and any regulatory guidance promulgated thereunder. Generally, an individual who is disabled (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or its subsidiaries.

(j)	“Nonqualified Stock Options” means nonqualified stock options as defined in and issued under the Company’s Stock Incentive Plan.

(k)	“Plan” means The Charles Schwab Corporation Directors’ Deferred Compensation Plan II, as in effect from time to time.

(l)	“Plan Year” means the calendar year.

(m)	“Restricted Stock Units” means restricted stock units as defined in and issued under the Company’s Stock Incentive Plan.

(n)
“Separation from Service” or “Separate(s) from Service” means “Separation from Service” within the meaning of section 409A of the Code and any regulatory guidance promulgated thereunder. Generally, a separation from service occurs when an individual ceases to provide services for the Company and its affiliates.

(o)
“Specified Employee” means a “specified employee” within the meaning of section 409A of the Code and any regulatory guidance promulgated thereunder, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(2) shall be used.

(p)	“Stock Incentive Plan” means the Company’s 2004 Stock Incentive Plan, the Company’s 2013 Stock Incentive Plan, and any successor plan thereto.

(q)	“Termination” means the date a Participant ceases to be a Director and otherwise incurs a “Separation from Service”.

(r)
“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in section 152(a) of the Code); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined in the sole discretion of the Administrator in accordance with section 409A of the Code.

(s)
“Valuation Date” means each December 31 and any other date designated from time to time by the Committee for the purpose of determining the value of a Participant’s Deferral Account balance pursuant to Section 5.5.

2.2        Gender and Number. Except when otherwise indicated by the context, any masculine or feminine terminology shall also include the neuter and other gender, and the use of any term in the singular or plural shall also include the opposite number.

Article III. Administration

3.1        Committee and Administrator. The Committee shall administer the Plan and may select one or more persons to serve as the Administrator. The Administrator shall perform such administrative functions as the Committee may delegate to it from time to time. Any person selected to serve as the Administrator may, but need not, be a Committee member or an officer or employee of the Company. However, if a person serving as Administrator or a member of the Committee is a Participant, such person may not vote on a matter affecting his or her interest as a Participant.

The Committee shall have discretionary authority to construe and interpret the Plan provisions and resolve any ambiguities thereunder; to prescribe, amend, and rescind administrative rules relating to the Plan; to determine eligibility for benefits under the Plan; and to take all other actions that are necessary or appropriate for the administration of the Plan. Such interpretations, rules, and actions of the Committee shall be final and binding upon all concerned and, in the event of judicial review, shall be entitled to the maximum deference allowable by law. Where the Committee has delegated its responsibility for matters of interpretation and Plan administration to the Administrator, the actions of the Administrator shall constitute actions of the Committee.

Article IV. Participants

4.1     Participants. Each Director shall be eligible to participate in this Plan.

Article V. Deferrals

5.1     Deferrals. Each Director may elect to defer up to 100 percent of the fees otherwise receivable from the Company for service as a Director. Any such election must be made by entering a deferred compensation agreement with the Company in accordance with the procedures established by the Administrator on or before the applicable deadline under Section 5.2. Deferral elections shall apply only to a single Plan Year and new deferral elections must be made with respect to each Plan Year.

5.2     Timing of Elections.

(a)     Except as otherwise provided under subparagraph (b) below, compensation for services performed during a Plan Year may be deferred at the Participant’s election only if the election to defer such compensation is made not later than the close of the preceding Plan Year or, if permitted by the Administrator in its sole discretion, at such other time permitted under the Code.

(b)     To the extent permitted under section 409A of the Code and any regulatory guidance promulgated thereunder, in the case of the first Plan Year in which a Participant becomes eligible to participate in the Plan, the Administrator may, in its sole discretion, provide that the Participant may make an election to defer compensation for services to be performed subsequent to the election provided that such election is made not later than 30 days after the date the Participant becomes eligible to participate in the Plan. The election shall only apply to compensation earned after the effective date of the election.

5.3     Deferral Procedures. Subject to Section 5.2, Participants shall have an opportunity to elect deferrals with respect to each Plan Year. Unless the Committee specifies other rules for the deferrals that may be elected, deferrals may be made in increments of 10 percent or in a fixed dollar amount. If a deferral is elected, the election shall be irrevocable with respect to the applicable Plan Year. Deferral elections shall be made by following the procedures adopted by the Committee or the Administrator. As provided in Section 6.7, any deferral is subject to any applicable tax withholding measures and may be reduced to satisfy any applicable tax withholding requirements.

5.4        Election of Time and Manner of Payment.

(a)            When a Participant incurs a Separation from Service, the payment of the Participant’s entire Deferral Account of Restricted Stock Units shall be made in the year following the Participant’s Separation from Service in February. Notwithstanding anything in the Plan to the contrary, if (i) the Participant is a Specified Employee at the time of the Separation from Service, and (ii) the Separation from Service occurs after July, such payment shall be made in the year following the Participant’s Separation from Service in July.

(b)            Notwithstanding anything to the contrary in this Plan, except as otherwise permitted under section 409A of the Code, a Participant’s Deferral Account shall not be distributed earlier than (i) Separation from Service or, in the case of a Specified Employee, the date that is at least six (6) months after Separation from Service; (ii) Disability; (iii) death; (iv) a specified time or schedule; (v) to the extent permitted under section 409A of the Code and any regulatory guidance promulgated thereunder, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company; or (vi) the occurrence of an Unforeseeable Emergency.

(c)            The acceleration of the time or schedule of any payment under the Plan shall not be permitted unless permitted by the Administrator in accordance with the requirements of section 409A of the Code and any regulatory guidance promulgated thereunder.

(d)            Under procedures approved by the Committee and communicated to Participants, a Participant shall elect between the following two alternatives with respect to the deferred amounts at the same time that the Participant elects to defer the fees payable for a Plan Year. Once made, a Participant’s election for the method of payment may not be changed; however, a Participant may make a different election with respect to amounts that the Participant elects to defer in subsequent Plan Years.

(1)      Payment in Shares. Under this alternative, a Participant automatically shall be granted fully vested Restricted Stock Units pursuant to the Company’s Stock Incentive Plan in a number equal to (i) the amounts deferred hereunder, divided by (ii) the closing price of the Common Stock of the Company on the date the fees deferred pursuant to Section 5.1 hereof would otherwise have been payable. The Company shall issue a number of shares of Common Stock equal to the number of such Restricted Stock Units to one or more grantor trusts formed by the Company (“rabbi trusts”) pursuant to Section 6.2 hereof. Any dividends paid on shares of the Common Stock of the Company issued to a rabbi trust shall be reinvested in Common Stock of the Company, which shall be credited to the Participant as additional Restricted Stock Units pursuant to the Company’s Stock Incentive Plan. Notwithstanding the foregoing, the issuance of shares of Common Stock to a rabbi trust and the crediting of assumed earnings shall not mean that any deferred compensation promised to a Participant is secured by particular investment assets or that the Participant is actually earning any form of investment income under the Plan.

(2) Issuance of Stock Options Under Company’s Stock Incentive Plan. Under this alternative, a Participant automatically shall be granted fully vested Nonqualified Stock Options pursuant to the Company’s Stock Incentive Plan. A Participant who elects this alternative shall, on the date the fees deferred pursuant to Section 5.1 hereof would otherwise have been payable, automatically be granted a number of Nonqualified Stock Options with a fair market value equal to the amounts deferred, as determined under the valuation method used by the Company to value stock options at the time of the deferral. The option price shall be the closing price of a share of Common Stock of the Company, which is the Fair Market Value as defined in the Company’s Stock Incentive Plan under which the Nonqualified Stock Options are issued, on the grant date. After the grant date an award of Nonqualified Stock Options shall be subject only to the requirements of the Company’s Stock Incentive Plan under which it is issued and the terms and conditions of the Nonqualified Stock Option award agreement.

(3) Requirements of the Company’s Stock Incentive Plan. The award of Restricted Stock Units and Nonqualified Stock Options shall be subject to all of the requirements of the Company’s Stock Incentive Plan under which such award is issued, including without limitation the limits on authorized shares and individual awards, and the terms and conditions of an individual Restricted Stock Unit or Nonqualified Stock Option award agreement in a form approved by the Committee pursuant to its authority under the Stock Incentive Plan.

5.5        Accounts and Earnings. The Company shall establish a Deferral Account for each Participant who has elected Restricted Stock Units under Section 5.1 above, and its accounting records for the Plan with respect to each such Participant shall include a separate Deferral Account or subaccount for each deferral election of the Participant involving Restricted Stock Units that could cause a payment made at a different time or in a different form from other payments of deferrals elected by the same Participant. Each Deferral Account balance of Restricted Stock Units shall reflect the Company’s obligation to pay a deferred amount to a Participant or Beneficiary as provided in this Article V.

5.6        Maintenance of Accounts. The Accounts of each Participant shall be entered on the books of the Company and shall represent a liability, payable when due under this Plan, from the general assets of the Company. Prior to benefits becoming due hereunder, the Company shall expense the liability for such accounts in accordance with policies determined appropriate by the Company’s auditors. Except to the extent provided under Section 5.4(d)(1), the Accounts created for a Participant by the Company shall not be funded by a trust or an insurance contract; nor shall any assets of the Company be segregated or identified to such account; nor shall any property or assets of the Company be pledged, encumbered, or otherwise subjected to a lien or security interest for payment of benefits hereunder.

5.7        Change in Control. In the event of a Change in Control (as defined below), the following rules shall apply:

(a)	All Participants shall continue to have a fully vested, nonforfeitable interest in their Deferral Accounts.

(b)
To the extent permitted under section 409A of the Code and any regulatory guidance issued thereunder when the Plan is terminated within 30 days preceding the Change in Control or the 12 months following the Change in Control, deferrals of amounts for the year that includes the Change in Control shall cease beginning with the first payment otherwise due that follows the termination of the Plan.

(c)
To the extent permitted under section 409A of the Code and any regulatory guidance issued thereunder and notwithstanding the Participant’s election pursuant to Section 5.4(d)(1), Restricted Stock Units shall be settled no later than 30 days following the Change in Control.

(d)
Subject to section 409A and any regulatory guidance promulgated thereunder, nothing in this Plan shall prevent a Participant from enforcing any rules in a contract or another plan of the Company or any subsidiary concerning the method of determining the amount of fees or other form of compensation to which a Participant may become entitled following a Change in Control, or the time at which that compensation is to be paid in the event of a Change in Control.

(e)
For purposes of this Plan, a “Change in Control” means any of the following but only to the extent that such change in control transaction is a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in the regulations promulgated under Section 409A of the Code:

(1)
The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of common stock of the Company (the “Outstanding Corporation Common Stock”) or 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this paragraph (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (3) hereof; or

(2)
Individuals who, at the beginning of any one-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)
Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and

Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

A Change of Control shall occur on the first day on which any of the preceding conditions has been satisfied. However, notwithstanding the foregoing, this Section 5.7 shall not apply to any Participant who alone or together with one or more other persons acting as a partnership, limited partnership syndicate, or other group for the purpose of acquiring, holding or disposing of securities of the Company, triggers a “Change in Control” within the meaning of paragraphs (1) or (2) above. Moreover, no acquisition by (i) Charles Schwab and/or his spouse or any of his or her lineal descendants or (ii) any trust created by or for the benefit of Charles Schwab and/or his spouse or any of his lineal descendants or (iii) the Schwab Family Foundation shall constitute a Change of Control.

5.8        Payment of Deferred Amounts. A Participant shall have a fully vested, nonforfeitable interest in his or her Deferral Account balance at all times. However, vesting does not confer a right to payment. At the time provided for in Section 5.4(a) for Restricted Stock Units, the Company shall pay to such Participant an amount equal to the balance of the Participant’s Deferral Account.

5.9    Payment on Certain Events. Notwithstanding any elections that have been made under Section 5.4(d)(1), a Participant’s Restricted Stock Units shall be paid in a lump sum within sixty (60) days in the event of the Participant’s death, Disability, or upon receipt of a written request from a Participant and the Administrator’s determination that the Participant has incurred an Unforeseeable Emergency; provided, that the amounts distributed because of an Unforeseeable Emergency shall not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the individual’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

Article VI. General Provisions

6.1        Unfunded Obligation. The deferred amounts to be paid to Participants pursuant to this Plan constitute unfunded obligations of the Company. Except to the extent specifically provided hereunder, the Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any investments, including any grantor trust investments which the Company has determined and directed the Administrator to make to fulfill obligetions under this Plan, shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or Accounts shall not create or constitute a trust or a fiduciary relationship between the Administrator or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or his or her Beneficiary or his or her creditors in any assets of the Company whatsoever. The Participants shall have no claim for any changes in the value of any assets which may be invested or reinvested by the Company in an effort to match its liabilities under this Plan.

6.2        Informal Funding Vehicles. To the extent required pursuant to Section 5.4(d)(1), the Company shall arrange for the establishment and use of a grantor trust or other informal funding vehicle to facilitate the payment of benefits and to discharge the liability of the Company under this Plan to the extent of payments actually made from such trust or other informal funding vehicle. In addition, the Company may, but need not, arrange for the establishment and use of such a grantor trust or other informal funding vehicle to the extent otherwise permitted pursuant to the Plan.

Any investments and any creation or maintenance of memorandum accounts or a trust or other informal funding vehicle shall not create or constitute a trust or a fiduciary relationship between the Committee or the Company and a Participant, or otherwise confer on any Participant or Beneficiary or his or her creditors a vested or beneficial interest in any assets of the Company whatsoever. Participants and Beneficiaries shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to this Plan.

6.3    Beneficiary. The term “Beneficiary” shall mean the person or persons to whom payments are to be paid pursuant to the terms of the Plan in the event of the Participant’s death. A Participant may designate a Beneficiary by following the procedures established by the Administrator, executed by the Participant, and delivered to the Administrator. The Administrator may require the consent of the Participant’s spouse to a designation if the designation specifies a Beneficiary other than the spouse. Subject to the foregoing, a Participant may change a Beneficiary designation at any time. Subject to the property rights of any prior spouse, if no Beneficiary is designated, if the designation is ineffective, or if the Beneficiary dies before the balance of the Account is paid, the balance shall be paid to the Participant’s surviving spouse, or if there is no surviving spouse, to the Participant’s estate.

6.4    Incapacity of Participant or Beneficiary. Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the date on which the Administrator receives a written notice, in a form and manner acceptable to the Administrator, that such person is incompetent or a minor, for whom a guardian or other person legally vested with the care of his or her person or estate has been appointed; provided, however, that if the Administrator finds that any person to whom a benefit is payable under the Plan is unable to care for his or her affairs because of incompetency, or because he or she is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, a brother or sister, or to any person or institution considered by the Administrator to have incurred expense for such person otherwise entitled to payment. To the extent permitted by law, any such payment so made shall be a complete discharge of liability therefor under the Plan.

If a guardian of the estate of any person receiving or claiming benefits under the Plan is appointed by a court of competent jurisdiction, benefit payments may be made to such guardian provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Administrator. In the event a person claiming or receiving benefits under the Plan is a minor, payment may be made to the custodian of an account for such person under the Uniform Gifts to Minors Act. To the extent permitted by law, any such payment so made shall be a complete discharge of any liability therefor under the Plan.

6.5        Nonassignment. The right of a Participant or Beneficiary to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

6.6        No Right to Continued Service. Nothing in the Plan shall be construed to confer upon any Participant any right to continue as a Director of the Company.

6.7        Tax Withholding. Any appropriate taxes shall be withheld from payments made to Participants pursuant to the Plan. To the extent tax withholding is payable in connection with the Participant’s deferral of income rather than in connection with the payment of deferred amounts, such withholding may be made from amounts currently payable to the Participant, or, as determined by the Administrator, the amount of the deferral elected by the Participant may be reduced in order to satisfy required tax withholding for any applicable taxes.

6.8        Claims Procedure and Arbitration. The Administrator shall establish a reasonable claims procedure. Following a Change in Control of the Company (as determined under Section 5.7) the claims procedure shall include the following arbitration procedure.

    Since time will be of the essence in determining whether any payments are due to the Participant under this Plan following a Change in Control, a Participant may submit any claim for payment to arbitration as follows: On or after the second day following the Change in Control or other event triggering a right to payment, the claim may be filed with an arbitrator of the Participant’s choice by submitting the claim in writing and providing a copy to the Company. The arbitrator must be:

(a)	a member of the National Academy of Arbitrators or one who currently appears on arbitration panels issued by the Federal Mediation and Conciliation Service or the American Arbitration Association; or

(b)	a retired judge of the State in which the claimant is a resident who served at the appellate level or higher.

The arbitration hearing shall be held within 72 hours (or as soon thereafter as possible) after filing of the claim unless the Participant and the Company agree to a later date. No continuance of said hearing shall be allowed without the mutual consent of the Participant and the Company. Absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator’s discretion, and the arbitrator may close the hearing in his or her sole discretion upon deciding he or she has heard sufficient evidence to satisfy issuance of an award. In reaching a decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Plan, but instead is limited to interpreting this Plan. The arbitrator’s award shall be rendered as expeditiously as possible, and unless the arbitrator rules within seven days after the close of the hearing, he will be deemed to have ruled in favor of the Participant. If the arbitrator finds that any payment is due to the Participant from the Company, the arbitrator shall order the Company to pay that amount to the Participant within 48 hours after the decision is rendered. The award of the arbitrator shall be final and binding upon the Participant and the Company.

Judgment upon the award rendered by the arbitrator may be entered in any court in any State of the United States. In the case of any arbitration regarding this Agreement, the Participant shall be awarded the Participant’s costs, including attorney’s fees. Such fee award may not be offset against the deferred compensation due hereunder. The Company shall pay the arbitrator’s fee and all necessary expenses of the hearing, including stenographic reporter if employed.

6.9     Termination and Amendment. The Committee may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended, the Committee may reinstate any or all of its provisions. The Executive Vice President - Human Resources has the authority to amend the Plan to comply with the requirements of the Code, to avoid a plan failure under section 409A of the Code and to facilitate administration of the Plan to the extent that any such amendments will not materially increase the cost of the Plan. Except as otherwise required by law, the Committee may delegate to the Administrator all or any of its foregoing powers to amend or suspend the Plan. Any such amendment or suspension may affect future deferrals without the consent of any Participant or Beneficiary. However, with respect to deferrals that have already occurred, no amendment or suspension may impair the right of a Participant or a designated Beneficiary to receive payment of the related deferred compensation in accordance with the terms of the Plan prior to the effective date of such amendment or suspension, unless the affected Participant or Beneficiary gives his or her express written consent to the change; provided that such consent shall not be required if an amendment is required to avoid a plan failure under section 409A of the Code.

Subject to the requirements of section 409A of the Code and any regulatory guidance promulgated thereunder, the Committee may terminate the Plan at any time and in the Committee’s discretion the Deferral Accounts of Participants may be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Section 5.4, 5.7 or 5.9, if earlier. If the Plan is terminated and Deferral Accounts are distributed, the Company shall terminate all account balance non-qualified deferred compensation plans that are aggregated with the Plan under section 409A of the Code with respect to all participants and shall not adopt a new account balance non-qualified deferred compensation plan that is aggregated with the Plan under section 409A of the Code for at least three years after the date the Plan was terminated.

The Committee, in its discretion, may terminate the Plan upon a corporate dissolution of the Company that is taxed under section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. section 503(b)(1(A), provided that the Participants’ Deferral Accounts are distributed and included in the gross income of the Participants at the time required under section 409A of the Code.

6.10    Applicable Law. The Plan shall be construed and governed in accordance with applicable federal law and, to the extent not preempted by such federal law, the laws of the State of California to the extent the application of such state laws would not result in the taxation of amounts deferred under the Plan until such amounts are distributed to participants under the Plan.